Exhibit 99

General Cable Reports Second Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--August 1, 2011--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the second quarter ended July 1, 2011. Diluted earnings per share for the second quarter of 2011 were $0.68. Included in these results was $0.09 per share of non-cash convertible debt interest expense. Before the impact of this item, adjusted non-GAAP earnings per share for the second quarter of 2011 would have been $0.77.

Highlights

  Adjusted earnings per share of $0.77 within the range of management’s earlier communication
  Operating income in the second quarter of 2011 increased 33% or $20.0 million compared to the second quarter of 2010, and was up 9% or $6.7 million compared to the first quarter of 2011
  Global volume as measured in metal pounds sold in the second quarter of 2011 increased 12% year over year, marking the fourth consecutive quarter of year over year growth
  Seasonal demand patterns lift sequential volume as measured in metal pounds sold in North America by 6%
  Submarine power cables business advances with three new project wins totaling approximately €150 million, collectively, which are expected to be executed in the 2012 and 2013 timeframe
  Completed refinancing of $400 million Senior Secured Credit Facility, at attractive rates and terms, increasing global operating flexibility
  General Cable added to the S&P MidCap 400 Index

Second Quarter Results

Net sales for the second quarter of 2011 were $1,532.2 million, an increase of $153.9 million, or 11%, compared to the second quarter of 2010 on a metal-adjusted basis. Before the impact of favorable foreign currency exchange rate changes of $80.3 million, net sales for the second quarter increased 5% compared to the second quarter of 2010. Volume based on metal pounds sold increased 12% in the second quarter of 2011 compared to 2010 partly as a result of aluminum based product shipments for metal intensive, aerial transmission projects in Brazil and North America. Sequentially as compared to the first quarter of 2011, volume in the second quarter was flat as seasonally higher demand in North America was offset by lower volume in the Company’s ROW and Europe and Mediterranean segments.

Operating income in the second quarter of 2011 increased 9% or $6.7 million to $79.8 million compared to $73.1 million in the first quarter of 2011, and was up 33% compared to the second quarter of 2010. The sequential increase in operating income was principally due to the strong performance in North America. This strong performance reflects seasonally stronger demand and better results in electric utility and telecommunications products as well as stable demand and steady momentum on pricing in North America for products tied to information technology, natural resource extraction and electrical infrastructure. Operating income in Rest of World sequentially improved primarily due to the strength of our businesses in Venezuela and Brazil. Partially offsetting these improvements sequentially were lower operating results in the Europe & Mediterranean region and lower absorption of overhead costs as inventory quantities were generally flat during the second quarter, excluding the impact of a forward purchase of copper in Venezuela during the quarter. On a metal adjusted basis, operating margin of 5.2% in the second quarter of 2011 was flat as compared to the first quarter of 2011, and was up 90 basis points as compared to the second quarter of 2010.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “In North America, our results benefited from the impact of seasonally higher demand in our electric utility and telecommunications businesses as well as the carryover of traction gained on pricing in the earlier part of the year in our businesses tied to information technology, natural resource extraction and electrical infrastructure. In ROW, our strategy of introducing a broader product range into developing markets helped to more than offset the impact of lower than expected volume across a number of geographies. The uneven demand experienced during the quarter is largely episodic as we believe the fundamental growth drivers within the emerging markets are solid with volume up during the second quarter 16% year over year. We continue to strengthen our market position and range of products in Colombia, Peru, Australia, South Africa and Mexico. In Mexico, our progress continues and we are encouraged to have recently supplied our first high-voltage cables manufactured at our state of the art facility. We also expect to begin production late in the fourth quarter at our new plant in India. We have seen no material change in our European and Mediterranean markets, which remain weak in terms of demand and pricing. However, during the quarter, we were awarded three meaningful projects in our submarine power cables business, valued at around €150 million, collectively. We expect production and installation of these cables in 2012 and 2013. We are pleased with the momentum we are seeing in our project systems business for both submarine power and terrestrial high and extra-high voltage cables.”

In North America, volume as measured in metal pounds sold increased 15% in the second quarter of 2011 compared to the second quarter of 2010 and was up 6% sequentially when compared to the first quarter of 2011. The sequential increase in volume was principally the result of seasonal demand for the Company’s electric utility and telecommunication products. Excluding these products, volume increased 16% year over year and was flat sequentially. Demand stabilized for the Company’s electrical infrastructure and networking products in the second quarter following the strong growth experienced during the first quarter.

In ROW, volume as measured in metal pounds sold increased 16% in the second quarter of 2011 compared to the second quarter of 2010 and was down 4% sequentially as compared to the first quarter of 2011. Volume was lower than expected across a number of business units throughout ROW. In Southeast Asia and Central America/Mexico, volume declined sequentially 11% and 10%, respectively. These declines were principally due to product mix, electric utility customer order patterns and the competitive landscape. Partially offsetting this weaker volume were better sequential results in Venezuela, Brazil and Zambia where the Company benefited from higher spending on electrical infrastructure and the shipment of aerial transmission cables. In addition, the Company continues to benefit from the diversification and expansion of its product offering in developing markets through the introduction of industrial, specialty and data communication products.

In Europe and Mediterranean, volume as measured in metal pounds sold increased 4% in the second quarter of 2011 compared to the second quarter of 2010 and was down 3% sequentially when compared to the first quarter of 2011. Seasonal demand for electric utility products in France and higher volume principally attributable to the Company’s project business in Germany were more than offset by broader weakness throughout Europe, particularly in Iberia.

Other expense of $3.9 million in the second quarter of 2011 was primarily attributable to foreign currency transaction losses which resulted from changes in exchange rates in the various countries in which the Company operates.

Liquidity

Net debt was $697.1 million at the end of the second quarter of 2011, an increase of $17.3 million from the end of the first quarter of 2011. The increase in net debt includes the impact of funding $39.7 million of copper purchases made during the second quarter of 2011 in Venezuela as the Company received authorization to import copper that will be utilized in production over the second half of the year. The Company continues to maintain adequate liquidity to fund operations, which could include increased working capital requirements as a result of higher raw material cost inputs, internal growth and continuing product and geographic expansion opportunities.

The Company recently completed the refinancing of its asset-based revolving credit facility in the US and Canada by entering into a new 5-year, $400 million asset-based revolving credit facility, maturing in 2016. The Company has the ability to increase the facility size in the future by up to $100 million.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on August 24, 2011 to preferred stockholders of record as of the close of business on July 29, 2011. The Company expects the quarterly dividend payment to be less than $0.1 million.

Third Quarter 2011 Outlook

For the third quarter, the Company expects to report non-GAAP earnings before the impact of non-cash convertible interest expense in the range of $0.66 to $0.76 per share. Revenues are expected to be approximately $1.60 to $1.65 billion. The Company expects sequentially higher volume in the third quarter of approximately 5% to 8% principally due to demand in the Company’s ROW region. “Results in the third quarter in ROW should show improvement as projects are released, aerial transmission cables in Brazil are shipped and recent investments continue to capture market opportunities. Conversely, we expect operating results in North America to be lower principally due to normal seasonal patterns. The seasonal impact of the summer holiday calendar in Europe is expected to be partially offset by project related activity and the excellent progress we are making in developing a regional business model with greater market coverage and an improved cost position. We are carefully monitoring mixed global economic indicators, generally weak levels of construction spending, elevated energy prices, volatile raw materials costs and lingering geopolitical and sovereign debt concerns. Our third quarter outlook assumes current metal prices, no unrealized gains or losses on mark to market adjustments of currency or commodity financial instruments, lower inventory quantities and an effective tax rate of around 25%,” Kenny concluded. A reconciliation of expected GAAP earnings per share is as follows:

	Q3 2011 Outlook	Q3 2010 Actual
GAAP earnings per share	$0.57 - $0.67	$0.34
Non-cash convertible interest expense	0.09	0.09
Mark to market losses on derivative instruments	-	0.11
Adjusted Non-GAAP earnings per share	$0.66 - $0.76	$0.54

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss in this earnings release earnings per share for the second quarter of 2011 and 2010 as adjusted for the impact of non-cash convertible debt interest expense. This Company-defined adjusted measure is being provided because management believes it is useful in analyzing the operating performance of the business. This non-GAAP measure may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of earnings per share as reported to adjusted non-GAAP earnings per share follows:

	Second Quarter EPS
	2011	2010
EPS as Reported	$0.68	$0.45
Adjustments to reconcile EPS: Non-cash convertible interest expense	0.09	0.09
Adjusted Non-GAAP EPS	$0.77	$0.54

General Cable will discuss second quarter results on a conference call that will be broadcast live at 8:30 a.m. ET, August 2, 2011. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2010, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	July 1,	July 2,	July 1,	July 2,
	2011	2010	2011	2010
Net sales	$1,532.2	$1,208.6	$2,979.8	$2,306.6
Cost of sales	1,357.6	1,063.9	2,638.2	2,024.3
Gross profit	174.6	144.7	341.6	282.3

Selling, general and administrative expenses	94.8	84.9	188.7	165.2
Operating income	79.8	59.8	152.9	117.1
Other income (expense)	(3.9)	(3.0)	3.1	(39.5)
Interest income (expense):
Interest expense	(23.6)	(18.8)	(47.6)	(37.8)
Interest income	2.0	1.1	4.0	2.2
	(21.6)	(17.7)	(43.6)	(35.6)

Income before income taxes	54.3	39.1	112.4	42.0
Income tax provision	(17.2)	(14.1)	(36.6)	(22.4)
Equity in net earnings of affiliated companies	1.0	0.3	1.4	0.6
Net income including noncontrolling interests	38.1	25.3	77.2	20.2
Less: preferred stock dividends	0.1	0.1	0.2	0.2
Less: net income attributable to noncontrolling interest	0.5	1.4	1.3	4.0
Net income attributable to Company common shareholders	$37.5	$23.8	$75.7	$16.0
EPS
Earnings per common share - basic	$0.72	$0.46	$1.45	$0.31
Weighted average common shares - basic	52.2	52.1	52.2	52.1
Earnings per common share - assuming dilution	$0.68	$0.45	$1.39	$0.31
Weighted average common shares - assuming dilution	54.9	53.1	54.7	53.1

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	July 1,	July 2,	July 1,	July 2,
	2011	2010	2011	2010
Revenues (as reported)
North America	$566.4	$447.6	$1,108.2	$854.6
Europe and Mediterranean	469.2	367.6	892.3	724.8
Rest of World	496.6	393.4	979.3	727.2
Total	$1,532.2	$1,208.6	$2,979.8	$2,306.6

Revenues (metal adjusted)
North America	$566.4	$504.0	$1,108.2	$964.7
Europe and Mediterranean	469.2	414.5	892.3	821.1
Rest of World	496.6	459.8	979.3	859.9
Total	$1,532.2	$1,378.3	$2,979.8	$2,645.7

Metal Pounds Sold
North America	84.4	73.7	163.8	138.6
Europe and Mediterranean	71.6	68.7	145.3	137.6
Rest of World	96.1	83.1	196.0	156.7
Total	252.1	225.5	505.1	432.9

Operating Income
North America	$41.3	$28.6	$76.8	$59.0
Europe and Mediterranean	12.4	3.6	25.9	9.5
Rest of World	26.1	27.6	50.2	48.6
Total	$79.8	$59.8	$152.9	$117.1

Return on Metal Adjusted Sales
North America	7.3%	5.7%	6.9%	6.1%
Europe and Mediterranean	2.6%	0.9%	2.9%	1.2%
Rest of World	5.3%	6.0%	5.1%	5.7%
Total Company	5.2%	4.3%	5.1%	4.4%

Capital Expenditures
North America	$5.3	$5.1	$9.5	$7.2
Europe and Mediterranean	9.8	6.4	20.1	12.6
Rest of World	13.8	18.6	25.9	30.0
Total	$28.9	$30.1	$55.5	$49.8

Depreciation & Amortization
North America	$8.1	$8.7	$16.6	$17.5
Europe and Mediterranean	10.2	8.6	19.8	18.0
Rest of World	10.5	7.8	21.1	15.9
Total	$28.8	$25.1	$57.5	$51.4

Revenues by Major Product Lines
Electric Utility	$468.7	$381.6	$896.2	$700.9
Electrical Infrastructure	454.6	327.1	879.4	650.2
Construction	362.5	273.5	730.9	542.0
Communications	178.4	172.6	339.3	306.2
Rod Mill Products	68.0	53.8	134.0	107.3
Total	$1,532.2	$1,208.6	$2,979.8	$2,306.6

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	July 1, 2011	December 31, 2010
Current Assets:	(unaudited)
Cash and cash equivalents	$422.0	$458.7
Receivables, net of allowances of $24.7 million at July 1, 2011 and $21.1 million at December 31, 2010	1,275.0	1,067.0
Inventories	1,385.9	1,118.9
Deferred income taxes	52.7	39.8
Prepaid expenses and other	130.9	121.3
Total current assets	3,266.5	2,805.7
Property, plant and equipment, net	1,086.4	1,039.6
Deferred income taxes	16.7	11.3
Goodwill	173.1	174.9
Intangible assets, net	192.8	199.6
Unconsolidated affiliated companies	18.9	17.3
Other non-current assets	77.3	79.3
Total assets	$4,831.7	$4,327.7
Liabilities and Total Equity
Current Liabilities:
Accounts payable	$1,105.6	$922.5
Accrued liabilities	427.5	376.7
Current portion of long-term debt	211.7	121.0
Total current liabilities	1,744.8	1,420.2
Long-term debt	907.4	864.5
Deferred income taxes	207.0	202.4
Other liabilities	240.3	235.3
Total liabilities	3,099.5	2,722.4
Commitments and Contingencies
Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
July 1, 2011 - 76,202 outstanding shares
December 31, 2010 - 76,202 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
July 1, 2011 - 52,166,010 (net of 6,216,096 treasury shares)
December 31, 2010 - 52,116,390 (net of 6,211,854 treasury shares)	0.6	0.6
Additional paid-in capital	659.5	652.8
Treasury stock	(74.7)	(74.0)
Retained earnings	951.0	875.3
Accumulated other comprehensive income	70.9	23.5
Total Company shareholders' equity	1,611.1	1,482.0
Noncontrolling interest	121.1	123.3
Total equity	1,732.2	1,605.3
Total liabilities and equity	$4,831.7	$4,327.7

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684